Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh        425-453-9400

ESTERLINE APPOINTS BRAD LAWRENCE

PRESIDENT AND CHIEF OPERATING OFFICER

BELLEVUE, Wash., June 8, 2009—Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace / defense and medical markets, today announced that R. Bradley “Brad” Lawrence has been appointed to the new position of President and Chief Operating Officer (COO). Robert W. Cremin, who is relinquishing his role as President, continues as Chairman and CEO. Lawrence has served as an Esterline Group Vice President since January 2007, with operational oversight and responsibility for approximately half the corporation’s subsidiaries located in the U.S., Europe, Mexico, and Asia.

In the new position, Esterline Group Vice Presidents will report to Lawrence, who will have ultimate responsibility for all of Esterline’s global operations.

“Brad’s strong performance as part of the corporate team, his ability to lead his aerospace and defense businesses, and his broad prior experience with such leading companies as Rockwell and PACCAR, make him a natural choice for this new role,” said Cremin. “Brad’s seasoned perspective, his ability to bring out the best in people, and his determination to advance our lean enterprise development give me great confidence that he will sustain and build on Esterline’s success.”

Lawrence first joined Esterline in 2002 as President of Esterline’s Advanced Input Systems subsidiary. He later held general management responsibility for Esterline’s Interface Technologies Group, encompassing five operating locations that primarily serve the medical equipment industry’s need for sophisticated interface and control systems. Prior to Esterline, Lawrence held various executive, operations, sales & marketing, and general management positions with Rockwell International, PACCAR, Conductive Rubber Technology, Flow International, and PRI Automation. Lawrence earned a business degree from Pennsylvania State University and an Executive MBA from the University of Pittsburgh’s Graduate School of Business. Lawrence also serves on the executive committee of the Washington Council of TechAmerica, formerly AEA.

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Page 2 of 2 — Esterline Appoints Brad Lawrence President and Chief Operating Officer

Lawrence will retain his current operating responsibilities for the next few months as he becomes more familiar with his new role. Esterline expects to appoint a new group executive to succeed Lawrence by the end of the year.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.